Assisted Living Concepts, Inc. Sees Strategic Plan Yield Acceleration of Growth in Private Pay Occupancy, Continued Strong Earnings and Cash Flow

MENOMONEE FALLS, WISCONSIN November 4, 2011

Highlights:
▪	Posted 25% increase in earnings per share over the third quarter of 2010.
▪	Increased average private pay occupancy by 70 and 56 units over the third quarter of 2010 and the second quarter of 2011, respectively.
▪	Increased Adjusted EBITDAR as a percent of revenues to 36.4%, up from 34.5% in the third quarter of 2010.
▪	Increased cash provided by operating activities for the nine months ended September 30, 2011 by 13.7% from the nine months ended September 30, 2010.
▪	Declared quarterly dividend of $0.10 per share

Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $5.8 million in the third quarter of 2011 as compared to $4.6 million in the third quarter of 2010.

“In the third quarter of 2011, we accelerated our upward movement in our private pay occupancy,” commented Laurie Bebo, President and Chief Executive Officer.  “Although more temporary short term price concessions were used, we were able to significantly move the needle on occupancy while maintaining strong returns.”

For the first nine months of 2011, ALC reported net income of $17.1 million as compared to $11.1 million in the first nine months of 2010.

Excluding the One-Time Items described below, net income in the first nine months of 2011 and 2010 would have been $15.9 million and $12.7 million, respectively.

Diluted earnings per common share for the third quarter and the first nine months ended September 30, 2011 and 2010 were:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Diluted earnings per common share	$0.25	$0.20	$0.73	$0.47
Pro forma diluted earnings per common share excluding One-Time Items	$0.24	$0.20	$0.68	$0.54

One-Time Items in the quarter and nine months ended September 30, 2011 included:

1.
A reduction in tax expense associated with the settlement of all issues associated with a tax allocation agreement with a subsidiary of our former parent Extendicare Inc. (now Extendicare Real Estate Investment Trust) ($0.0 million and $0.8 million for the quarter and nine months ended September 30, 2011, respectively)

2.
Income/expense associated with a mark to market adjustment for interest rate swap agreements ($0.1 million income and $0.1 million expense net of tax for the quarter and nine months ended September 30, 2011, respectively)

3.	The write-off of deferred financing fees associated with our refinanced debt ($0.0 million and $0.2 million net of tax for the quarter and nine months ended September 30, 2011, respectively)
4.	Gains on sales of equity investments ($0.0 million and $0.6 million net of tax for the quarter and nine months ended September 30, 2011, respectively)
5.	Income associated with purchase accounting adjustments on repaid debt ($0.1 million and $0.1 million net of tax for the quarter and nine months ended September 30, 2011, respectively)

One-Time Items in the nine months ended September 30, 2010 (none of which occurred in the quarter ended September 30, 2010) included:

1.	The reclassification of a decline in the fair market value of equity securities from a component of the Company’s stockholders’ equity to the Company’s income statement ($1.3 million net of tax).
2.
The realignment of ALC’s divisional level management structure in order to better match specific operating talents with certain geographical opportunities.  In connection with this realignment, ALC incurred certain non-recurring expenses primarily related to personnel ($0.3 million net of tax).

3.	The decision not to complete an expansion project due to higher than anticipated site costs ($0.1 million net of tax). We will continue to evaluate existing owned properties for expansion growth.

Certain non-GAAP financial measures are used in the discussions in this release in assessing the performance of the business.  See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR, reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR, calculations of Adjusted EBITDA and Adjusted EBITDAR as a percentage of total revenues, and non-GAAP financial measure reconciliation information.

As of September 30, 2011, ALC operated 211 senior living residences comprising 9,325 units. ALC obtains substantially all of its revenues from residents that pay with private funds.  With the exception of one residence, comprising less than 10 residents paying through the Medicaid program, we expect to be completely out of the Medicaid program in 2012.

The following discussions include the impact of the One-Time Items.

Quarters ended September 30, 2011,  September 30, 2010,  June 30, 2011

Revenues of $58.6 million in the third quarter ended September 30, 2011 were essentially flat as compared to $58.5 million in the third quarter of 2010 and $58.6 million in the second quarter of 2011.

Adjusted EBITDAR for the third quarter of 2011 was $21.3 million or 36.4% of revenues and
▪	increased $1.1 million or 5.6% from $20.2 million and 34.5% of revenues in the third quarter of 2010; and
▪	decreased $0.4 million or 1.8% from $21.7 million and 37.0% of revenues in the second quarter of 2011.

Adjusted EBITDA for the third quarter of 2011 was $16.9 million or 28.9% of revenues and
▪	increased $1.9 million or 12.4% from $15.0 million and 25.7% of revenues in the third quarter of 2010; and
▪	decreased $0.4 million or 2.2% from $17.3 million and 29.5% of revenues in the second quarter of 2011.

Third quarter 2011 compared to third quarter 2010

Revenues in the third quarter of 2011 were essentially flat from the third quarter of 2010 primarily due to an increase in private pay occupancy ($0.7 million), offset by the planned reduction in the number of units occupied by Medicaid residents ($0.4 million) and rate decreases primarily associated with promotional discounts ($0.3 million).  Average private pay rates declined in the third quarter of 2011 by 0.6% from average private pay rates for the third quarter of 2010.  Average overall rates, including the impact of improved payer mix, decreased in the third quarter of 2011 by 0.2% from comparable rates for the third quarter of 2010.

Both Adjusted EBITDAR and Adjusted EBITDA increased in the third quarter of 2011 primarily due to a decrease in residence operations expenses ($0.3 million) (this excludes the gain on disposal of fixed assets), a decrease in general and administrative expenses ($0.8 million) (this excludes non-cash equity based compensation), and, for Adjusted EBITDA only, a decrease in residence lease expense ($0.7 million) resulting from the November 1, 2010, purchase of nine previously leased properties.  Residence operations expenses decreased primarily from lower labor expenses.  In addition, general economic conditions enabled us to hire new employees at lower wage rates.  General and administrative expenses decreased primarily from lower payroll, administrative and travel expenses.

Third quarter 2011 compared to the second quarter 2011

Revenues in the third quarter of 2011 declined by $0.1 million from the second quarter of 2011 primarily due to lower average daily revenue as a result of promotional discounts ($1.2 million), and the planned reduction in the number of units occupied by Medicaid residents ($0.1 million), partially offset by one additional day in the third quarter ($0.6 million) and an increase in the number of units occupied by private pay residents ($0.6 million). Average private pay rates declined in the third quarter of 2011 by 2.0% from average private pay rates for the second quarter of 2011.  Average overall rates, including the impact of improved payer mix, decreased in the third quarter of 2011 by 1.9% from comparable rates in the second quarter of 2011.

Decreased Adjusted EBITDA and Adjusted EBITDAR in the third quarter of 2011 as compared to the second quarter of 2011 resulted primarily from an increase in residence operations expenses ($1.0 million) (this excludes the gain on disposal of fixed assets), partially offset by a decrease in general and administrative expenses ($0.7 million) (this excludes non-cash equity-based compensation) and a decrease in revenue discussed above ($0.1 million).  Residence operations expenses increased primarily from increases in utility expenses resulting from normal seasonal fluctuations and wage increases for existing team members. General and administrative expenses decreased as a result of a decline in payroll and payroll related, and legal expenses.

Nine months ended September 30, 2011 and September 30, 2010

Revenues of $175.6 million in the nine months ended September 30, 2011 increased $0.9 million or 0.5% from $174.7 million in the nine months ended September 30, 2010.

Adjusted EBITDAR for the nine months ended September 30, 2011 was $62.8 million, or 35.7% of revenues and
▪	increased $4.3 million or 7.3% from $58.5 million and 33.5% of revenues in the nine months ended September 30, 2010.

Adjusted EBITDA for the nine months ended September 30, 2011 was $49.5 million, or 28.2% of revenues and
▪	increased $6.4 million or 14.8% from $43.1 million and 24.7% of revenues in the nine months ended September 30, 2010.

Nine months ended September 30, 2011 compared to nine months ended September 30, 2010

Revenues in the nine months ended September 30, 2011 increased from the nine months ended September 30, 2010 primarily due to higher average daily revenue from rate increases ($1.3 million) and an increase in private pay occupancy ($1.3 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($1.7 million).  Average private pay rates increased in the nine months ended September 30, 2011 by 0.8% over average private pay rates for the nine months ended September 30, 2010.  Average overall rates, including the impact of improved payer mix, increased in the nine months ended September 30, 2011 by 1.3% over the comparable rates for the nine months ended September 30, 2010.

Both Adjusted EBITDA and Adjusted EBITDAR increased in the nine months ended September 30, 2011 primarily from a decrease in residence operations expenses ($1.9 million) (this excludes the gain on disposal of fixed assets), a decrease in general and administrative expenses ($1.5 million) (this excludes non-cash equity based compensation), the increase in revenues discussed above ($0.9 million) and, for Adjusted EBITDA only, a decrease in residence lease expense ($2.1 million).  Residence operations expenses decreased primarily from lower labor and kitchen expenses.  In addition, general economic conditions enabled us to hire new employees at lower wage rates. Kitchen expenses were lower due to new group purchasing plans and lower overall occupancy.  General and administrative expenses decreased from non-recurring expenses associated with the realignment of our divisions in the 2010 nine month period. Residence lease expense decreased as a result of the November 1, 2010, purchase of nine previously leased properties.

Dividend

On, November 3, 2011 the Board of Directors declared a dividend of $0.10 per share payable to shareholders of record on the close of business on November 18, 2011 and will be paid on December 15, 2011.

Liquidity

At September 30, 2011 ALC maintained a strong liquidity position with cash of approximately $2.6 million and undrawn lines of $101.4 million and a debt to equity ratio of 31.4%. In addition, at September 30, 2011 ALC had 55.6% of its owned properties unencumbered.

Investor Call

ALC has scheduled a conference call for today November 4,  2011 at 10:00 a.m. (ET) to discuss its financial results for the third quarter.  This earnings release will be posted on ALC’s website at www.alcco.com.  The toll-free number for the live call is (800) 230-1085 or international (612) 234-9960.  A taped rebroadcast of the conference call will be available approximately three hours following the live call until midnight on December 4, 2011, by dialing toll free (800) 475-6701, or international (320) 365-3844; and using access code 210445.

About Us

Assisted Living Concepts, Inc. and its subsidiaries operate 211 senior living residences comprising 9,325 residents in 20 states. ALC’s senior living residences typically consist of 40 to 60 units and offer a supportive, home-like setting.  Residents may receive assistance with the activities of daily living either directly from ALC employees or through our wholly owned home health subsidiaries.  ALC employs approximately 4,100 people.

Forward-looking Statements

Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” ”indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.”  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied.  In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the senior housing  industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets, unemployment rates and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and  ALC’s capital expenditures; changes in competition; and demographic changes.  Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements.  All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information.  ALC assumes no obligation to update any forward-looking statement.

For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone:  (262) 257-8999
Fax:  (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues	$58,553	$58,529	$175,589	$174,693
Expenses:
Residence operations (exclusive of depreciation and	34,545	34,902	103,144	105,419
amortization and residence lease expense shown below)
General and administrative	2,928	3,664	10,558	11,694
Residence lease expense	4,430	5,161	13,225	15,355
Depreciation and amortization	5,807	5,745	17,260	17,113
Total operating expenses	47,710	49,472	144,187	149,581
Income from operations	10,843	9,057	31,402	25,112
Other (expense) income:
Other-than-temporary investments impairment	—	—	—	(2,026)
Interest expense:
Debt	(1,858)	(1,893)	(6,046)	(5,680)
Change in fair value of derivatives and amortization	164	—	(94)	—
Write-off of deferred financing costs	—	—	(279)	—
Interest income	2	2	8	10
Gain on sale of securities	—	—	910	—
Income before income taxes	9,151	7,166	25,901	17,416
Income tax expense	(3,388)	(2,599)	(8,851)	(6,340)
Net income	$5,763	$4,567	$17,050	$11,076
Weighted average common shares:
Basic	22,962	23,034	22,951	23,108
Diluted	23,236	23,358	23,261	23,440
Per share data:
Basic earnings per common share	$0.25	$0.20	$0.74	$0.48
Diluted earnings per common share	$0.25	$0.20	$0.73	$0.47

Dividend declared and paid per common share	$0.10	$—	$0.20	$—

Adjusted EBITDA (1)	$16,895	$15,036	$49,540	$43,136
Adjusted EBITDAR (1)	$21,325	$20,197	$62,765	$58,491

(1) See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR and reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR

ASSISTED LIVING CONCEPTS, INC
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2011	2010
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$2,599	$13,364
Cash and escrow deposits – restricted	3,955	3,472
Investments	1,708	4,599
Accounts receivable, less allowances of $2,433 and $1,414, respectively	4,308	3,201
Prepaid expenses and other current assets, net	4,129	3,020
Income tax receivable	—	356
Deferred income taxes	3,560	5,108
Current assets of discontinued operations	168	168
Total current assets	20,427	33,288
Property and equipment, net	431,966	437,303
Intangible assets, net	9,295	10,193
Restricted cash	2,044	3,448
Other assets	2,130	872
Total assets	$465,862	$485,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,740	$6,154
Accrued liabilities	20,139	20,173
Deferred revenue	9,007	4,784
Income tax payable	500	—
Current maturities of long-term debt	2,497	2,449
Current portion of self-insured liabilities	500	500
Total current liabilities	38,383	34,060
Accrual for self-insured liabilities	2,075	1,597
Long-term debt, less current portion	92,356	129,661
Deferred income taxes	21,372	20,503
Other long-term liabilities	9,403	10,024
Commitments and contingencies
Total liabilities	163,589	195,845

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Class A Common Stock, $0.01 par value, 160,000,000 shares authorized at September 30, 2011 and December 31, 2010; 24,970,599 and 24,816,738 shares issued and 20,038,727 and 19,934,066 shares outstanding, respectively	250	248
Class B Common Stock, $0.01 par value, 30,000,000 shares authorized at September 30, 2011 and December 31, 2010; 2,926,932 and 3,040,620 shares issued and outstanding, respectively	29	30
Additional paid-in capital	316,387	315,153
Accumulated other comprehensive income/(loss)	26	(95)
Retained earnings	62,426	49,970
Treasury stock at cost, 4,931,872 and 4,882,672 shares, respectively	(76,845)	(76,047)
Total stockholders’ equity	302,273	289,259
Total liabilities and stockholders’ equity	$465,862	$485,104

        ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Nine Months Ended
	September 30,
	2011	2010
OPERATING ACTIVITIES:
Net income	$17,050	$11,076
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,260	17,113
Other-than-temporary investments impairment	—	2,026
Amortization of purchase accounting adjustments for leases	(544)	(295)
Provision for bad debts	1,019	270
Provision for self-insured liabilities	765	455
(Gain)/Loss on disposal of fixed assets	(95)	279
Unrealized and realized gain on investments	(910)	—
Equity-based compensation expense	973	614
Change in fair value of derivatives and amortization	94	—
Deferred income taxes	2,344	3,464
Changes in assets and liabilities:
Accounts receivable	(2,126)	(811)
Supplies, prepaid expenses and other receivables	(1,109)	(248)
Deposits in escrow	(483)	(271)
Current assets – discontinued operations	—	(132)
Accounts payable	(265)	(446)
Accrued liabilities	749	670
Deferred revenue	4,223	288
Current liabilities – discontinued operations	—	(34)
Payments of self-insured liabilities	(287)	(389)
Income taxes payable / receivable	856	664
Changes in other non-current assets	2,049	1,394
Other non-current assets – discontinued operations	—	399
Other long-term liabilities	(273)	225
Cash provided by operating activities	41,290	36,311
INVESTING ACTIVITIES:
Payment for securities	(156)	(163)
Proceeds on sales of securities	3,274	—
Payments for new construction projects	(523)	(4,622)
Payments for purchases of property and equipment	(10,702)	(7,609)
Proceeds from the sale of fixed assets	146	—
Cash used in investing activities	(7,961)	(12,394)
FINANCING ACTIVITIES:
Payments of financing costs	(1,903)	—
Purchase of treasury stock	(798)	(2,041)
Proceeds on borrowings from revolving credit facility	81,000	—
Repayments on borrowings from revolving credit facility	(63,000)	—
Repayment of GE credit facility	(50,000)	—
Proceeds from issuance of new mortgage debt	—	12,250
Repayment of mortgage debt	(5,061)	(1,383)
Issuance of Class A common stock for stock options	262	31
Dividends paid to stockholders	(4,594)	—
Cash (used)/provided by financing activities	(44,094)	8,857
(Decrease)/increase in cash and cash equivalents	(10,765)	32,774
Cash and cash equivalents, beginning of year	13,364	4,360
Cash and cash equivalents, end of period	$2,599	$37,134

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$5,915	$5,350
Income tax payments, net of refunds	6,287	2,178

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

Continuing residences*	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010
Average Occupied Units by Payer Source
Private	5,562	5,506	5,492
Medicaid	66	81	123
Total	5,628	5,587	5,615

Occupancy Mix by Payer Source
Private	98.8%	98.6%	97.8%
Medicaid	1.2%	1.4%	2.2%

Percent of Revenue by Payer Source
Private	99.3%	99.1%	98.7%
Medicaid	0.7%	0.9%	1.3%

Average Revenue per Occupied Unit Day	$113.09	$115.31	$113.29

Occupancy Percentage*	62.4%	62.1%	62.3%

* Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the three months ended September 30, 2011,  June 30, 2011 and September 30, 2010 we actively operated 9,015, 8,999 and 9,016 units, respectively.

Same residence basis**	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010
Average Occupied Units by Payer Source
Private	5,531	5,488	5,452
Medicaid	66	81	115
Total	5,597	5,569	5,567

Occupancy Mix by Payer Source
Private	98.8%	98.6%	97.9%
Medicaid	1.2%	1.4%	2.1%

Percent of Revenue by Payer Source
Private	99.3%	99.1%	98.8%
Medicaid	0.7%	0.9%	1.2%

Average Revenue per Occupied Unit Day	$112.98	$115.24	$113.34

Occupancy Percentage	62.7%	62.4%	62.4%

** Excludes quarterly impact of  20 completed expansion units, 72 re-opened renovated units and 58 units temporarily closed for renovation.

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
Continuing residences*	Nine Months Ended
	September 30, 2011	September 30, 2010
Average Occupied Units by Payer Source
Private	5,522	5,479
Medicaid	80	166
Total	5,602	5,645

Occupancy Mix by Payer Source
Private	98.6%	97.1%
Medicaid	1.4%	2.9%

Percent of Revenue by Payer Source
Private	99.2%	98.1%
Medicaid	0.8%	1.9%

Average Revenue per Occupied Unit Day	$114.81	$113.36

Occupancy Percentage*	62.3%	62.7%

* Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the nine months ended September 30, 2011 and September 30, 2010 we actively operated 8,991 and 9,008 units, respectively.

Same residence basis**	Nine Months Ended
	September 30, 2011	September 30, 2010
Average Occupied Units by Payer Source
Private	5,480	5,430
Medicaid	80	154
Total	5,560	5,584

Occupancy Mix by Payer Source
Private	98.6%	97.2%
Medicaid	1.4%	2.8%

Percent of Revenue by Payer Source
Private	99.1%	98.2%
Medicaid	0.9%	1.8%

Average Revenue per Occupied Unit Day	$114.41	$113.43

Occupancy Percentage	62.5%	62.7%

** Excludes quarterly impact of  45 completed expansion units, 123 units temporarily closed for renovation and 72 re-opened renovated units.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted  EBITDAR

Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets (including goodwill) and loss on refinancing and retirement of debt.  Adjusted EBITDAR is defined as Adjusted EBITDA before rent expenses incurred for leased assisted living properties.  Adjusted EBITDA and Adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP.  We use Adjusted EBITDA and Adjusted EBITDAR as key performance indicators and Adjusted EBITDA and Adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.

We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry.  Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish.  We believe Adjusted EBITDA and Adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.

We report specific line items separately, and exclude them from Adjusted EBITDA and Adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends.  In addition, we use Adjusted EBITDA and Adjusted EBITDAR to assess our operating performance and in making financing decisions.  In particular, we use Adjusted EBITDA and Adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities.  Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives.  Adjusted EBITDA and Adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.  We present Adjusted EBITDA and Adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information

The following table sets forth a reconciliation of net income  to Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended			Nine Months Ended
	September 30, 2011	September 30, 2010	June 30, 2011	September 30, 2011	September 30, 2010
	(in thousands)
Net income	$5,763	$4,567	$6,276	$17,050	$11,076
Add provision for income taxes	3,388	2,599	3,722	8,851	6,340

Income before income taxes	$9,151	$7,166	$9,998	$25,901	$17,416
Add:
Depreciation and amortization	5,807	5,745	5,712	17,260	17,113
Interest expense, net	2,024	1,891	2,102	6,206	5,670
Non-cash equity based compensation	299	252	393	973	614
(Gain)/loss on disposal of fixed assets	(54)	(36)	(41)	(95)	279
Write-down of equity investments	-	-	-	-	2,026
Gain on sale of equity investments	-	-	(854)	(910)	-
Recovery of purchase accounting associated with early termination of debt	(168)	-	-	(168)	-
Transaction expense associated with property acquisition	-	18	-	-	18
Change in value of derivative and amortization	(164)	-	(29)	94	-
Write-off of deferred financing fees	-	-	-	279	-

Adjusted EBITDA	16,895	15,036	17,281	49,540	43,136
Add: Lease expense	4,430	5,161	4,427	13,225	15,355
Adjusted EBITDAR	$21,325	$20,197	$21,708	$62,765	$58,491

The following table sets forth the calculations of Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA before division realignment and Adjusted EBITDAR before division realignment as percentages of total revenue:

	Three Months Ended			Nine Months Ended
	September 30, 2011	September 30, 2010	June 30, 2011	September 30, 2011	September 30, 2010
	(dollars in thousands)
Revenues	$58,553	$58,529	$58,627	$175,589	$174,693

Adjusted EBITDA	$16,895	$15,036	$17,281	$49,540	$43,136

Adjusted EBITDAR	$21,325	$20,197	$21,708	$62,765	$58,491

Adjusted EBITDA as percent of total revenues	28.9%	25.7%	29.5%	28.2%	24.7%

Adjusted EBITDAR as percent of total revenues	36.4%	34.5%	37.0%	35.7%	33.5%

ASSISTED LIVING CONCEPTS, INC.
Reconciliation of Non-GAAP Measures
(unaudited)
	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
	(dollars in thousands except per share data)
Net income	$5,763	$4,567	$17,050	$11,076
Add one time charges:
Write down of equity investments	-	-	-	2,026
Write-off of deferred financing costs	-	-	279	-
Change in value of derivative net of amortization	-	-	94	-
Loss on disposal of fixed assets related to expansion project	-	-	-	125
Division realignment expense	-	-	-	453
Less one time credits:
Settlement relating to tax allocation agreement	-	-	750	-
Change in value of derivative net of amortization	164	-	-	-
Gain on sale of equity investments	-	-	910	-
Recovery of purchase accounting associated with early termination of debt	168	-	168	-
Net tax (expense) / benefit from charges and credits	(123)	-	(262)	933
Pro forma net income excluding one-time charges and credits	$5,554	$4,567	$15,857	$12,747

Weighted average common shares:
Basic	22,962	23,034	22,951	23,108
Diluted	23,236	23,358	23,261	23,440

Per share data:
Basic earnings per common share
Net income	$0.25	$0.20	$0.74	$0.48
Less: gain/ (loss) from one time charges and credits	.01	-	0.05	(0.07)
Pro forma net income excluding one-time charges and credits	$0.24	$0.20	$0.69	$0.55

Diluted earnings per common share*
Net income	$0.25	$0.20	$0.73	$0.47
Less: gain/ (loss) from one time charges and credits	.01	-	0.05	(0.07)
Pro forma net income excluding one-time charges and credits	$0.24	$0.20	$0.68	$0.54

            * Per share numbers may not add due to rounding